Exhibit 99.1

Autonomix Medical, Inc. Reports First Quarter Fiscal Year 2025 Financial Results and Reiterates Near-Term Milestones

First-in-class catheter-based sensing and ablation technology that targets neural signals that indicate pain or disease and destroys them at the source

Positive 7-day topline results from first five lead-in patients of the ongoing proof-of-concept (PoC) human clinical trial in pain associated with pancreatic cancer

4–6-week follow-up data expected before end of Q3 CY2024 and topline data from the trial expected 1H CY2025

THE WOODLANDS, TX — August 13, 2024 – Autonomix Medical, Inc. (NASDAQ: AMIX) (“Autonomix” or the “Company”), a medical device company focused on advancing precision nerve-targeted treatments, today reported financial results for the first quarter fiscal year 2025 ended June 30, 2024 and provided a corporate update.

Recent Highlights

●	Appointed proven medical technology leader, Brad Hauser, as President and Chief Executive Officer;
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Completed licensing transaction with RF Innovations, Inc., a privately held medical technology company, to license the intellectual property to its FDA-cleared ablation technology, the Apex 6 Radiofrequency Generator;

●	Enrolled and treated the first patients that will be formally included in the PoC trial data results and analysis of trial objectives;
●	Announced positive 7-day topline results from the first five lead-in patients in its ongoing PoC human clinical trial:
o	The first five lead-in patients successfully completed protocols with no immediate procedural-related complications or significant adverse events;
o	60% of subjects responded with a mean 6.33 reduction of pain on the VAS pain scale (from baseline of 8.0 to 1.67) at 7-days post-procedure;
o	Pain relief for the above responder group was experienced as quick as 1-day post-procedure; and
o	100% of this responder group had clinically meaningful pain relief at 7-days post-procedure.
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Received Ethics Committee approval of the protocol amendment for its ongoing PoC human clinical trial evaluating the safety and effectiveness of delivering transvascular energy to ablate relevant problematic nerves and mitigate pain in patients with pancreatic cancer pain; and

●	Launched “CEO Corner” platform as a communications tool to frequently connect with investors.

“We are extremely pleased with the progress and clinical data we have generated to date as it underscores the potential of our technology to significantly benefit patients suffering from pancreatic cancer pain and beyond. We continue to make key advancements toward our expected milestones ahead and remain focused on successfully executing our near-term development objectives and proof-of-concept studies in order to expand into additional high-value indications and drive shareholder value,” commented Brad Hauser, Chief Executive Officer of Autonomix.

The Company’s first-in-class technology platform utilizes a catheter-based microchip sensing array antenna that can detect and differentiate neural signals with up to 3,000 times greater sensitivity than currently available technologies. Once target nerves are identified, Autonomix uses its proprietary radio frequency (RF) ablation technology to kill targeted nerves, enabling a precision guided sense, treat and verify approach to addressing a number of disease categories from chronic pain management to hypertension and cardiology. Current approaches, primarily relying on opioids or invasive ethanol injections, can provide only limited relief and may lead to risky side effects. Given the significant unmet need, proving the effectiveness of Autonomix’s technology in pancreatic cancer provides the most direct and cost-effective path towards a potential approval. This unlocks the ability to quickly move into additional abdominal pain indications, exponentially expanding the full market opportunity.

Expected Upcoming Milestones

●	Q3 CY2024: Report 4-6 week data from first five lead-in patients in ongoing PoC human clinical trial;
●	Q4 CY2024: Complete enrollment in PoC human clinical trial evaluating proprietary ablation technology for treatment of pancreatic cancer pain;
●	2024: Complete ablation device design intended for clinical use;
●	1H 2025: Report topline data from PoC human clinical trial;
●	2025: Complete development of ablation system and catheters in preparation for human pivotal trial;
●	2025: Initiate combined sensing / ablation clinical trial;
●	2026: De novo submission; and
●	2027: FDA clearance.

For more information about the Company’s technology, please visit autonomix.com.

Summary of Financial Results for First Quarter Fiscal Year 2025 Ended June 30, 2024

For the three months ended June 30, 2024, the Company incurred net losses of $2.7 million compared to $0.9 million for the same period in 2023.

General and administrative expense was $1.8 million compared to $0.5 million for the same period in 2023. This $1.3 million increase was driven primarily by increases in officer and employee compensation and benefits of $0.6 million, as we expanded our management team, stock-based compensation of $0.3 million, legal and professional fees of $0.2 million, insurance expense of $0.1 million, franchise tax of $0.1 million and other expenses of $0.1 million, offset by a decrease in advertising expenses of $0.1 million.

Research and development expense was $1.0 million compared to $0.4 million for the same period in 2023. The increase in research and development expenses during the current year was mainly attributed to clinical trial planning and development costs. We expect to incur increased research and development costs in the future as we continue our clinical trial.

As of June 30, 2024, the Company had cash of $6.8 million.

About Autonomix Medical, Inc.

Autonomix is a medical device company focused on advancing innovative technologies to revolutionize how diseases involving the nervous system are diagnosed and treated. The Company’s first-in-class technology platform includes a catheter-based microchip sensing array that can detect and differentiate neural signals with approximately 3,000 times greater sensitivity than currently available technologies. We believe this will enable, for the first time ever, transvascular diagnosis and treatment of diseases involving the peripheral nervous system virtually anywhere in the body.

We are initially developing this technology for the treatment of pain, with initial trials focused on pancreatic cancer, a condition that causes debilitating pain and is without a reliable solution. Our technology constitutes a platform to address dozens of indications, including cardiology, hypertension and chronic pain management, across a wide disease spectrum. Our technology is investigational and has not yet been cleared for marketing in the United States.

For more information, visit autonomix.com and connect with the Company on X, LinkedIn, Instagram and Facebook.

Forward Looking Statements

Some of the statements in this release are “forward-looking statements,” which involve risks and uncertainties. Forward looking statements in this press release include, without limitation, the ability of Autonomix to achieve the milestones set forth above on a timely basis, if at all. Such forward-looking statements can be identified by the use of words such as “should,” “might,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” “can,” and “proposes.”

Although Autonomix believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in the Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on May 31, 2024. Forward-looking statements speak only as of the date of the document in which they are contained and Autonomix does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor and Media Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

autonomix@jtcir.com